Exhibit 2.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
GRUBB & ELLIS COMPANY,
GERA PROPERTY ACQUISITION, LLC
AND
GRUBB & ELLIS REALTY ADVISORS, INC.
DATED AS OF JUNE 18, 2007

MEMBERSHIP INTEREST PURCHASE AGREEMENT
     MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of June 18, 2007, by and among Grubb & Ellis Company, a Delaware corporation (“GBE”), GERA Property Acquisition, LLC, a Delaware limited liability company (the “Company”), and Grubb & Ellis Realty Advisors, Inc., a Delaware corporation (“GERA”). Capitalized terms that are used herein and not otherwise defined herein shall have the meanings set forth in Section 9.2 hereof.
RECITALS
     WHEREAS, GBE formed GERA as a special purpose acquisition company for the purpose of acquiring one or more United States commercial real estate properties and/or assets; and
     WHEREAS, in March 2006, GERA consummated an initial public offering (the “IPO”) of its equity securities and placed approximately $132.3 million in a trust account (consisting of a portion of the net proceeds of the IPO, GBE’s initial capital contribution to GERA and a deferred underwriting discount); and
     WHEREAS, (a) GERA is required to complete a business combination by the beginning of September 2007 (or the beginning of March 2008, if GERA has entered into a letter of intent, agreement in principle, or definitive agreement prior to the beginning of September 2007), at which time the proceeds held in trust will be released to GERA, and, if GERA is unable to complete a business combination within this time frame, GERA is required to be liquidated and dissolved and the proceeds held in trust are required to be distributed to GERA’s public stockholders; (b) the business combination is required to have a value equal to at least 80% of the amount held in trust from time to time; and (c) the business combination must be approved by the holders of a majority of the shares of GERA Common Stock issued in the IPO present in person or represented by proxy at the special meeting, and the holders of 20% or more of the GERA Common Stock issued in the IPO must not both vote against the business combination and exercise their conversion rights; and
     WHEREAS, speed of execution is a critical factor in successfully competing for commercial properties in the highly competitive commercial real estate market and the special purpose acquisition company rules applicable to GERA prior to its business combination make it difficult for GERA to execute purchases of commercial real estate with speed common in the marketplace; and
     WHEREAS, in order to accomplish speed of execution and to facilitate GERA’s business combination, GBE undertook on its own accord a warehousing strategy in which GBE would acquire and hold properties, as the agent and/or nominee for the intended beneficial owner, GERA, with the intention of transferring the properties to GERA in its business combination on a basis that is cost neutral to GBE once the aggregate value of the acquired properties became sufficient to meet the special purpose acquisition company requirements for a business combination; and

     WHEREAS, (i) GBE formed the Company for the purpose of holding the equity interests of subsidiary companies that, in turn, would own the properties purchased by GBE under its warehousing strategy and (ii) GBE owns all of the issued and outstanding membership interests of the Company (the “Company Membership Interests”); and
     WHEREAS, the Company owns all of the issued and outstanding membership interests of each of 6400 Shafer LLC, a Delaware limited liability company (“IL LLC”), GERA Abrams Center LLC, a Delaware limited liability company (“TX LLC”), and GERA Danbury LLC, a Delaware limited liability company (“CT LLC”). (IL LLC, TX LLC, and CT LLC are collectively referred to herein as the “SPEs”); and
     WHEREAS, (a) IL LLC owns all right, title and interest in and to that certain real property located at 6400 Shafer Court, Rosemont, Illinois 60018 more particularly described on Exhibit A-1 attached hereto (together with all appurtenances and rights, privileges, development rights, air rights, rights of way and easements appurtenant thereto, the “IL Property”), (b) TX LLC owns all right, title and interest in and to that certain real property located at 9330 LBJ Freeway, Dallas, Texas 75243 more particularly described on Exhibit A-2 attached hereto (together with all appurtenances and rights, privileges, development rights, air rights, rights of way and easements appurtenant thereto (the “TX Property”), and (c) CT LLC owns all right, title and interest in and to that certain real property located at 39 Old Ridgebury Road, Danbury Connecticut 06810, as more particularly described on Exhibit A-3 attached hereto (together with all appurtenances and rights, privileges, development rights, air rights, rights of way and easements appurtenant thereto, the “CT Property”, and collectively with the IL Property and the TX Property, the “Properties”); and
     WHEREAS, pursuant to its warehousing strategy, GBE, through its subsidiaries, has acquired the TX Property, the IL Property, and the CT Property, in all cases, as the agent and/or nominee for the intended beneficial owner, GERA, subject to the satisfaction or waiver of all of the conditions to Closing set forth herein; and
     WHEREAS, GBE desires to sell to GERA, and GERA desires to purchase from GBE, all of the issued and outstanding Company Membership Interests upon the terms and subject to the conditions of this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
THE ACQUISITION
     1.1 Closing. The closing (the “Closing”) of the purchase and sale of the Company Membership Interests shall take place at 10:00 a.m. (New York time) at the offices of Zukerman Gore & Brandeis, LLP, 875 Third Avenue, New York, New York 10022, no later than the third (3rd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions with respect to actions the respective parties hereto will take at the Closing itself, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of any such conditions), or at such other time, date and location as the parties hereto shall agree in writing. At the Closing, (i) GBE shall sell, transfer, convey, assign and deliver to GERA, and GERA shall purchase, acquire and accept from GBE, 100% of the Company Membership Interests, free and clear of any and all Liens or rights of any kind and GBE shall thereafter cease to have any rights or interests as a member of the Company, and (ii) GERA shall deliver to GBE the Acquisition Consideration pursuant to Section 1.2 below (the “Acquisition”).
     1.2 Acquisition Consideration. As full and total consideration for the Company Membership Interests, GERA shall deliver to GBE at Closing by wire transfer of immediately available funds to an account or accounts designated by GBE, the aggregate consideration set forth on Schedule 1.2 attached hereto (the “Acquisition Consideration”).
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF GBE AND THE COMPANY
     Subject to the exceptions set forth in the correspondingly numbered section of the Disclosure Schedule of the Company and GBE attached hereto (it being agreed that each Schedule contained in the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other Schedule contained in the Disclosure Schedule (whether or not information in any Schedule is expressly cross-referenced to any other Schedule) to the extent that it is reasonably apparent that such information is responsive to the representation or warranty to which such Schedule relates), GBE and the Company hereby jointly and severally represent and warrant to GERA, as follows:
     2.1 Organization and Qualification.
     (a) Each Target Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Target Company has the requisite power and authority to own, lease and operate the Properties and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (collectively “Approvals”) necessary to own, lease and operate the Properties as they are currently owned, leased and operated, except such Approvals, the failure of which to posses, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (i) all such Approvals are valid and in full force and effect, except where the failure of such Approvals to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) no such Approval is subject to any pending or, to the knowledge of GBE or the Company, threatened administrative, judicial or other proceeding to revoke, cancel, suspend, modify or declare such Approval invalid in any material respect. Complete and correct copies of the certificate of formation and the operating agreement (or other comparable governing instruments with different names) of each Target Company, as amended and currently in effect (collectively referred to herein as “Charter Documents”), have been heretofore delivered to counsel to the special committee of the board of directors of GERA. None of the Target Companies are in violation of any of the provisions of their respective Charter Documents.
     (b) Each Target Company is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction where the Properties are located and in each other jurisdiction, if any, where the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (c) The minute books of each Target Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of their respective members or boards of directors or managers (and any committees thereof) or similar governing bodies (“Corporate Records”) since the time of their organization. Copies of such Corporate Records of each Target Company have been heretofore delivered to counsel to the special committee of the board of directors of GERA.
     (d) The ownership records of each Target Company contain true, complete and accurate records of the membership interest ownership as of the date of such records and the transfers involving the Company Membership Interests and other securities of each Target Company since their organization. Copies of such records of the Target Companies have been heretofore delivered to counsel to the special committee of the board of directors of GERA.
     2.2 Capitalization.
     (a) Since the date of formation of the Company, all of the Company Membership Interests have been beneficially owned and owned of record by GBE, and since the date of formation of each of the SPEs, all of the membership interests of each of the SPEs (the “SPE Membership Interests”) have been beneficially owned and owned of record by the Company.
     (b) (i) No Company Membership Interests are reserved for issuance upon the exercise of outstanding options to purchase such membership interests granted to employees of the Company or any other Person (the “Company Options”) and there are no outstanding Company Options or agreements, understandings or other arrangements to purchase, issue or grant such Company Options, whether contingent or otherwise; (ii) no Company Membership Interests are reserved for issuance upon the exercise of outstanding warrants to purchase the Company Membership Interests (the “Company Warrants”) and there are no outstanding Company Warrants or agreements, understandings or other arrangements to purchase, issue or grant such Company Warrants, whether contingent or otherwise; and (iii) no Company Membership Interests are reserved for issuance upon the conversion of any outstanding convertible notes, debentures or other securities (the “Company Convertible Securities”) and there are no outstanding Company Convertible Securities or agreements, understandings or other arrangements to purchase, issue or grant such Company Convertible Securities, whether contingent or otherwise.
     (c) (i) No SPE Membership Interests are reserved for issuance upon the exercise of outstanding options to purchase such membership interests granted to employees of the Company or any other Person (the “SPE Options”) and there are no outstanding SPE Options or agreements, understandings or other arrangements to purchase, issue or grant such SPE Options, whether contingent or otherwise; (ii) no SPE Membership Interests are reserved for issuance upon the exercise of outstanding warrants to purchase the SPE Membership Interests (the “SPE Warrants”) and there are no outstanding SPE Warrants or agreements, understandings or other arrangements to purchase, issue or grant such SPE Warrants, whether contingent or otherwise; and (iii) no SPE Membership Interests are reserved for issuance upon the conversion of any outstanding convertible notes, debentures or other securities (the “SPE Convertible Securities”) and there are no outstanding SPE Convertible Securities or agreements, understandings or other arrangements to purchase, issue or grant such SPE Convertible Securities, whether contingent or otherwise.
     (d) All Company Membership Interests have been duly authorized and validly issued and such Company Membership Interests have been fully paid and are nonassessable, and all SPE Membership Interests have been duly authorized and validly issued and all such SPE Membership Interests have been fully paid and are nonassessable.
     (e) There are no registrations rights, and there is no voting trust, proxies, rights plan, anti-takeover plan or other agreements or understandings to which any Target Company is a party or by which any Target Company is bound with respect to any equity security of any class of any Target Company.
     2.3 Authority Relative to this Agreement. Each of GBE and the Company has all necessary corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including but not limited to the Acquisition. The execution and delivery of this Agreement and the consummation by GBE and the Company of the transactions contemplated hereby, including but not limited to the Acquisition, have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, actions on the part of GBE and the Company, and no other corporate or limited liability company, as applicable, proceeding on the part of the Company or GBE is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GBE and the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of GBE and the Company, enforceable against GBE and the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. GBE, by its execution of this Agreement, in its capacity as the sole member of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors (if any) and officers to take all actions necessary for the consummation of the Acquisition and the other transactions contemplated hereby pursuant to the terms of this Agreement.
     2.4 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by GBE and the Company does not and the performance of this Agreement by GBE and the Company (including the consummation by GBE and the Company of the transactions contemplated hereby) shall not (i) conflict with or violate (x) GBE’s certificate of incorporation or by-laws or (y) the Company’s or any other Target Company’s Charter Documents, (ii) violate any Legal Requirements that are applicable to any Target Company or any of the Properties, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, materially impair any Target Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract (as hereinafter defined), or result in the creation of a Lien on any of the properties or assets of any Target Company, including but not limited to the Properties, (iv) without limiting the terms set forth in clause (iii) immediately above, result in any breach of or constitute a default (or an event that with notice or the lapse of time or both would become a default) under the provisions of Section 4 of that certain Amendment No. 4 to the Office Building Lease dated April 1, 2007 between Abrams Properties Limited Partnership, as landlord and Abrams Centre National Bank, as tenant, or (v) result in the cancellation, modification, revocation or suspension of any of the Approvals, except such Approvals, the failure of which to possess, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) Other than as set forth on Schedule 2.4, no consent, waiver, authorization, approval, order, license, certificate or permit of or from, or registration, declaration or filing with, or notice to any court or other Governmental Entity or any other Person, nor under any Material Contract or any Approval, is required in connection with the execution and delivery by GBE and the Company of this Agreement or the consummation by GBE and the Company of the transactions contemplated hereby, except where the failure to obtain or make, as applicable, any such consent, waiver, authorization, approval, order, license, certificate, permit, registration, declaration, filing or notice would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     2.5 Compliance. To the knowledge of GBE and the Company, each Target Company has complied in all material respects with, and is not in material violation of, any material Legal Requirements that are applicable to such Target Company, including, without limitation, with respect to the operation of its business and the ownership and operation of the Properties.
     2.6. Litigation. Except as set forth in Schedule 2.6, there are no claims, suits, actions or proceedings pending or, to the knowledge of GBE and the Company, threatened against GBE or any Target Company before any court or other Governmental Entity, or any arbitrator, in each case that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which otherwise names any Target Company as a party thereto or which could reasonably be expected, either individually or in the aggregate with all such claims, suits, actions or proceedings, to have a Material Adverse Effect.
     2.7 Title to Properties; Leases of the Properties; No Default..
     (a) (i) TX LLC owns the TX Property free and clear of all Liens except as set forth in the title insurance policy obtained by TX LLC in connection with its acquisition of the TX Property and except for Permitted Liens, (ii) IL LLC owns the IL Property free and clear of all Liens except as set forth in the title insurance policy obtained by IL LLC in connection with its acquisition of the IL Property and except for Permitted Liens, and (iii) CT LLC owns the CT Property free and clear of all Liens except as set forth in the title insurance policy obtained by CT LLC in connection with its acquisition of the CT Property and except for Permitted Liens. True and complete copies of the title insurance policies obtained by TX LLC in connection with its acquisition of the TX Property, IL LLC in connection with its acquisition of the IL Property and CT LLC in connection with its acquisition of the CT Property have been heretofore delivered to counsel to the special committee of the board of directors of GERA. For purposes hereof, “Permitted Liens” means: (v) any Lien on any real property in respect of taxes not yet due and payable; (w) mechanics’, carriers’, workmen’s, repairmen’s and other similar Liens incurred in the ordinary course of business and which (A) are not yet due and payable and (B) do not materially detract from the value of or materially interfere with the present use of the applicable property subject thereto or affected thereby; (x) rights of tenants under existing leases and leases entered into in accordance with this Agreement; (y) other Liens not securing the payment of money, suffered in the ordinary course of business which do not materially detract from the value of or materially interfere with the present use of the applicable property subject thereto or affected thereby; and (z) any Liens securing the indebtedness outstanding under the Wachovia Loan Facility. Other than the Properties, no Target Company owns or leases, or has ever owned or leased, any other real property.
     (b) Attached hereto as Schedule 2.7(b-1) is a complete and accurate list as of the date of this Agreement of the leases, licenses and other occupancy agreements demising any portion of the space in any of the Properties (together with any amendments, modifications, supplements and guarantees relating thereto, the “Leases”), and copies of all such Leases have heretofore been delivered or made available by the Company to counsel to the special committee of the board of directors of GERA, and all such copies of such Leases so delivered or made available are true, complete and correct copies thereof as exist in the Company’s possession. The Leases are the only leases, licenses and other occupancy agreements relating to or affecting the Properties as of the date of this Agreement. As of the date of this Agreement, there are no lease brokerage agreements, leasing commission agreements, management agreements, acquisition and disposition brokerage agreements or other agreements providing for payments of any amounts for leasing activities, procuring tenants, acquisition, disposition or management with respect to the Properties (collectively, the “Commission Agreements”) other than as set forth in Schedule 2.7(b-2) or in Schedule 2.11, and true and complete copies of all such Commission Agreements as they exist in the Company’s possession have heretofore been delivered or made available by the Company to counsel to the special committee of the board of directors of GERA. Except as set forth in Schedules 2.7(b-1) and 2.7(b-2) as of the date of this Agreement: (A) each of the Leases is in full force and effect, (B) no tenant under any of the Leases has given any Target Company or received from any Target Company a written notice of monetary or other material default which default remains uncured for more than 30 days, and there exists no other event that with notice or lapse of time or both would become a material default under any of the Leases, (C) there are no pending or threatened in writing audits by any tenants for operating expenses of any of the Properties under any of the Leases, and (D) there are no tenant improvements or work currently required to be performed by the landlord under the Leases, or payments, costs and expenses currently required, or required in connection with the occupancy under any such Lease, to be paid by the landlord pursuant to the Leases, or commissions outstanding with respect to any Lease, including, without limitation, tenant improvement costs, lease buyout costs, reimbursement of tenant’s moving expenses or other out of pocket costs or allowances, required to be paid by the landlord under the Leases, other than as set forth on Schedule 2.7(b-3).
     (c) Except as set forth on Schedule 2.7(c), no part of any Property, including without limitation, any building or improvement thereon, is subject to any purchase option, right of first refusal or first offer or other similar right except for rights of first offer or refusal in favor of tenants at any of the Properties with respect to a specific portion of the applicable Property (and not such Property as a whole).
     (d) Neither GBE nor any Target Company has received written notice (i) of any pending or threatened condemnation or eminent domain proceedings affecting the Properties or any part thereof, other than in connection with the existing threatened condemnation action affecting the TX Property which is described on Schedule 2.7(d), (ii) from any utility company or municipality of any fact or condition that would be reasonably likely to result in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for the Properties, or (iii) of any pending or contemplated rezoning proceeding affecting any Property other than in connection with the existing threatened condemnation action affecting the TX Property which is described on Schedule 2.7(d).
     2.8 Environmental Matters.
     (a) Except as disclosed in Schedule 2.8 hereto and except for such matters that would not, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect: (i) to the knowledge of GBE and the Company, each Target Company has, with respect to the Properties, complied in all respects with all applicable Environmental Laws (as defined below); (ii) to the knowledge of GBE and the Company, the Properties currently (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below) and, to the knowledge of GBE and the Company, were not contaminated with any Hazardous Substances during any period prior to any Target Company’s ownership thereof; (iii) to the knowledge of GBE and the Company, neither the Company nor any other Target Company is subject to any liability under any Environmental Law for any

Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (iv) neither the Company nor any other Target Company has been associated with any release or threat of release of any Hazardous Substance which would be reasonably likely to cause either the Company or any Target Company any liability; (v) neither the Company nor any other Target Company has received any notice, demand, letter, claim or request for information alleging that the Company or any other Target Company may be in violation of or liable under any Environmental Law; and (vi) neither the Company nor any other Target Company is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.
     (b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.
     (c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, mold or urea formaldehyde; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.
     2.9 Absence of Changes.
     (a) Since January 1, 2007 to the date of this Agreement, there has not been: (i) any change, event, violation, inaccuracy, circumstance or effect which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; or (ii) any material loss, damage, destruction or other material casualty to the assets or properties of any Target Company, including the Properties (whether or not covered by insurance).
     (b) Since January 1, 2007 to the date of this Agreement, the Target Companies have operated in the ordinary course of business and, except as set forth in Schedule 2.9(b), no Target Company has: (i) mortgaged, pledged or subjected to any Lien any of its assets, properties or rights (including the Properties), except for Permitted Liens; (ii) sold or transferred any of its assets or properties or canceled any debts or claims, or otherwise waived any material rights, except in the ordinary course of business; (iii) declared, paid or set aside for payment any dividends or other distributions on its membership interests, or redeemed, repurchased or otherwise acquired any of its membership interests or otherwise returned any capital or profits to its members; (iv) written off as uncollectible any of its accounts receivable or any portion thereof; (v) made any material capital expenditure, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance; or (vi) entered into any agreement or made any commitment to do any of the foregoing.
     2.10 Financial Statements; Absence of Undisclosed Liabilities.
     (a) Schedule 2.10(a)(i) sets forth a true and complete copy of (i) the audited statement of revenue and certain expenses of the IL Property for the year ended December 31, 2006 (the “IL Property Financial Statements”), (ii) the audited statement of revenue and certain expenses of the TX Property for the year ended December 31, 2006 (the “TX Property Financial Statements”) and (iii) the audited statement of revenue and certain expenses of the CT Property for the year ended December 31, 2006 (the “CT Property Financial Statements” and, together with the IL Property Financial Statements and the TX Property Financial Statements, the “Property Financial Statements”). Schedule 2.10(a)(ii) sets forth a true and complete copy of the unaudited consolidated balance sheet of the Company as of March 31, 2007 (the “Most Recent Balance Sheet”), together with the related unaudited consolidated statements of operations of the Company for the year-to-date period then ended (collectively referred to herein as the “Recent Financial Statements,” and the Recent Financial Statements and the Property Financial Statements are collectively referred to herein as the “Financial Statements”). The Financial Statements are based upon the books and records of the applicable Property or the Company and its subsidiaries, as the case may be, and have been prepared in accordance with GAAP applied during the periods indicated and present fairly, in all material respects, the financial position and results of operations of the applicable Property or the Company and its subsidiaries, as the case may be, at the respective dates and for the respective periods indicated, except that the Recent Financial Statements may not contain all footnote disclosures required by GAAP and that the Recent Financial Statements are subject to normal year-end audit adjustments which will not, individually or in the aggregate, be material to the Company.
     (b) Except for liabilities incurred after the date of the Most Recent Balance Sheet in the ordinary course of business, no Target Company has any material liabilities, absolute or contingent, individually or in the aggregate, which is not shown or provided for on the Most Recent Balance Sheet.
     2.11 Contracts.
     (a) Schedule 2.11 sets forth a complete and correct list and, if such contract, agreement, understanding or arrangement is not in writing, a description of any material terms thereof, of the following contracts, agreements, understandings or arrangements to which any Target Company is a party or by which any of their respective assets or properties are subject or bound (together with any amendment, supplement or other modification thereto), as in effect on the date hereof (collectively, the “Material Contracts”):
     (i) any credit agreement, loan agreement, letter of credit, repurchase agreement, mortgage, security agreement, guarantee, pledge agreement, trust indenture, promissory note or other document or arrangement relating to the borrowing of money (whether as lender or borrower) or for lines of credit;
     (ii) any employment, severance, consulting, change of control or similar contract, agreement, understanding or arrangement;
     (iii) any contract, agreement, understanding or arrangement limiting or restraining any Target Company from engaging or competing in any lines of business or with any Person;
     (iv) any partnership, joint venture or similar contract, agreement, understanding or arrangement;
     (v) any contract, agreement, understanding or arrangement relating to the issuance, voting or transfer of any membership interests of any Target Company (or any securities convertible into or exercisable for any membership interests in any Target Company);
     (vi) any contract, agreement, understanding or arrangement that (x) involves, or is reasonably likely to involve, aggregate future payments to or by any Target Company in excess of $100,000 in any calendar year or in excess of $250,000 over the term of any such contract, agreement, understanding or arrangement, (y) extends for a period of more than twelve (12) months and cannot be cancelled by the applicable Target Company upon thirty (30) or fewer days prior notice without further payment or penalty of any kind or (z) provides for brokerage, leasing, property management, project management or other real estate related services; and
     (vii) without duplication of the foregoing, any other contract, agreement, understanding or arrangement which is material to the business of the Target Companies taken as a whole.
     (b) Each Material Contract is valid, binding and enforceable against the Target Company party thereto and, to the knowledge of GBE and the Company, the other parties thereto. (i) The Target Companies have performed all material obligations required to be performed by them under each Material Contract, (ii) no Target Company is in default of any material obligation under any Material Contract, and (iii) no event has occurred which, with due notice or lapse of time or both, would constitute a default of any material obligation by any Target Company under any Material Contract. To the knowledge of GBE and the Company, no other party to any Material Contract is in default in respect of a material obligation thereunder, and no event has occurred which, with due notice or lapse of time or both, would constitute a default in respect of any material obligation by any such other party thereunder. GBE or the Company has delivered or made available to counsel to the special committee of the board of directors of GERA true and complete originals or copies of all the Material Contracts in the Company’s possession.
     2.12 Insurance. Schedule 2.12 sets forth a complete and correct list of all policies of insurance that are owned or held by any Target Company or under which any Target

Company or any of their respective assets or properties are covered as of the date hereof (collectively, the “Insurance Policies”). (i) None of the insurance limits under any of the Insurance Policies have been exhausted or materially diminished, (ii) all of the Insurance Policies are with insurance carriers that, to the knowledge of GBE and the Company, are not insolvent or in liquidation and (iii) there is no claim pending under any of the Insurance Policies relating to any Target Company or any of their respective assets or properties for which coverage has been questioned, denied or disputed by the insurance company or companies providing coverage thereunder, and a true and complete list of all claims pending under any of the Insurance Policies is set forth in Schedule 2.12. All of the Insurance Policies are in good standing, valid and subsisting, and are in full force and effect in accordance with their terms. No Target Company has received written notice of any pending or threatened termination or material premium increases with respect to any Insurance Policy and the Target Companies are in compliance, in all material respects, with all conditions contained therein.
     2.13 Affiliate Transactions. Except as set forth on Schedules 2.7(b-1), 2.7(b-2), 2.7(b-3), 2.11 or 2.13, no Target Company is a party to any contract, agreement, understanding or arrangement with GBE or any Affiliate thereof (other than a Target Company) under which it: (a) leases any real or personal property (either to or from such Person); (b) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (c) purchases products or services from such Person, (d) pays or receives commissions, rebates or other payments; or (e) lends or borrows money. Neither GBE nor any Affiliate thereof (other than a Target Company) owns or has any rights in or to any of the assets, properties or rights used by any Target Company in their respective businesses as presently conducted and as presently proposed to be conducted.
     2.14 Employees. As of the date hereof, the Target Companies do not have any employees and do not maintain any plans, arrangements, agreements, programs, policies, practices, undertakings or other employee benefit or similar plans, whether oral or written, in each case that has any application to employees.
     2.15 Brokers; Third Party Expenses. Except that GERA has agreed to pay GBE at Closing an acquisition fee of $1,222,000 with respect to the acquisition of the Properties pursuant to the Master Brokerage Service Agreement, neither GBE nor any Target Company has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.
     2.16 Taxes. Each Target Company has (i) timely filed (or has had timely filed on its behalf), within any applicable extension periods, all income tax returns and all other material tax returns, all of which were correct and complete in all material respects when filed; and (ii) timely and properly paid (or has had paid on its behalf) all taxes shown to be due and payable on such tax returns. No deficiency for any taxes has been proposed, asserted or assessed in writing against any Target Company that has not been resolved. There is no pending and, to the knowledge of GBE and the Company, there is no threatened, tax audit or other administrative proceeding or court proceeding with regard to any taxes or tax returns of any Target Company.

     2.17 Representations and Warranties Complete. Except as set forth in this Article II and in Sections 5.1(c) and 5.3 of this Agreement, neither GBE nor the Company makes any express or implied representations or warranties.
     2.18 Survival of Representations and Warranties. The representations and warranties of GBE and the Company set forth in this Agreement shall survive the Closing and shall terminate and be of no further force or effect upon the end of the Indemnity Period.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GERA
     GERA represents and warrants to GBE and the Company, as follows:
     3.1 Organization and Qualification. GERA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.
     3.2 Authority Relative to this Agreement. GERA has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including but not limited to the Acquisition. The execution and delivery of this Agreement and the consummation by GERA of the transactions contemplated hereby, including but not limited to the Acquisition, have been duly and validly authorized by all necessary corporate action on the part of GERA, and no other corporate proceedings on the part of GERA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the GERA Stockholder Approval. This Agreement has been duly and validly executed and delivered by GERA and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of GERA, enforceable against GERA in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     3.3 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by GERA does not, and the performance of this Agreement by GERA (including the consummation by GERA of the transactions contemplated hereby) shall not: (i) conflict with or violate GERA’s certificate of incorporation or by-laws; (ii) violate any Legal Requirements that are applicable to GERA; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair GERA’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, agreement, understanding or arrangement to which GERA is a party or by which any of its assets or properties are subject or bound, or result in the creation of a Lien on any of the properties or assets of GERA, expect in the case of clauses (ii) and (iii) immediately above, where such breach, default, impairment, alteration, termination, amendment, acceleration, cancellation or Lien would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of GERA to consummate the transactions contemplated by this Agreement, including, but not limited to, the Acquisition.
     (b) Other than the GERA Stockholder Approval (including the review of the Proxy Statement (as herein defined) by the SEC, no consent, waiver, authorization, approval, order, license, certificate or permit of or from, or registration, declaration or filing with, or notice to any court or other Governmental Entity or any other Person, nor under any contract, agreement, understanding or arrangement to which GERA is a party or by which any of its assets or properties are subject or bound, is required in connection with the execution and delivery by GERA of this Agreement or the consummation by GERA of the transactions contemplated hereby, expect where the failure to obtain or make, as applicable, any such consent, waiver, authorization, approval, order, license, certificate, permit, registration, declaration, filing or notice would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of GERA to consummate the transactions contemplated by this Agreement.
     3.4 Brokers. Except as set forth in Section 2.15, GERA has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     3.5. Trust Fund. As of the date hereof and at the Closing (but before giving effect to the transactions to be effected at Closing), GERA has and will have no less than $142,323,000 invested in a trust account administered by Continental Stock Transfer & Trust Company (the “Trust Fund”). There are no pending or, to GERA’s knowledge, threatened claims against GERA involving the funds held in the Trust Fund or directly against the Trust Fund, and there is, to GERA’s knowledge, no reasonable basis for a claim against the Trust Fund or the funds therein.
     3.6. Representations and Warranties Complete. Except as set forth in this Article III and in Section 5.3 of this Agreement, GERA does not make any express or implied representations or warranties.
     3.7 Survival of Representations and Warranties. The representations and warranties of GERA set forth in this Agreement shall survive until the Closing.
ARTICLE IV
CONDUCT PRIOR TO THE CLOSING
     4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except as otherwise agreed to in writing by GERA, the Company shall, and GBE and the Company shall cause each other Target Company to, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts to preserve substantially intact its present business organization. In addition, except as required by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of GERA (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and GBE and the Company shall cause each other Target Company not to, do any of the following:
     (a) issue, deliver, sell, authorize, pledge or otherwise encumber, any Company Membership Interests, or any SPE Membership Interests or securities convertible into or exchangeable for Company Membership Interests or SPE Membership Interests or enter into any agreement or commitment (other than this Agreement) of any character obligating it (contingently or otherwise) to issue, deliver, sell, authorize, pledge or otherwise encumber any such Company Membership Interests or SPE Membership Interests or such convertible or exchangeable securities;
     (b) amend its Charter Documents;
     (c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a material portion of the assets of, or by purchasing the stock of, or by any other manner, any Person or any business or division thereof or (ii) any property or assets, except, with respect to this clause (ii), for purchases of inventory, equipment, supplies and other assets in the ordinary course of business consistent with past practice;
     (d) (i) modify, amend or terminate (other than at its stated expiration date) any Lease other than in a manner that the Company reasonably and in good faith believes is in the best commercial interests of the Company and the other Target Companies, provided that, in the case of any Material Lease, the Company has given prior written notice thereof to GERA, (ii) enter into or commit to enter into any lease, license or other occupancy agreement relating to or affecting any of the Properties other than any such lease, license or other occupancy agreement that the Company reasonably and in good faith believes is in the best commercial interests of the Company and the other Target Companies, provided that, in the case of a Material Lease, the Company has given prior written notice thereof to GERA, or (iii) modify, amend or terminate the Wachovia Loan Facility or any document relating thereto;
     (e) (i) incur, agree to incur or assume any indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;
     (f) declare or pay any dividends on its membership interests (whether in cash, stock or other property), or set apart any money, membership interests or other property for such payment or make any distributions to or for the account of its members, or redeem, repurchase or otherwise acquire, directly or indirectly, any of its membership interests;

     (g) make any capital expenditures in excess of $50,000 individually, or in excess of $100,000 in the aggregate, other than capital expenditures contemplated by the operating plan of the Company or the applicable Property, a copy of which is attached as Schedule 4.1(g);
     (h) lease, license, sell, dispose of, abandon or otherwise transfer any property or assets, except that this clause (h) shall not apply to the lease, licensing, sale, disposition or transfer of any property or assets in the ordinary course of business consistent with past practice, subject in all cases to the other terms set forth herein, including clause (d) immediately above;
     (i) subject any of its assets, properties or rights, or any part thereof, to any Lien or suffer such to exist, other than Permitted Liens;
     (j) except in the ordinary course of business, hire any employees or enter into any employment, consulting or similar agreement with any prospective employee or adopt or authorize any plan or arrangement for the benefit of any employee of any Target Company;
     (k) fail to maintain and pay all premiums with respect to all policies of insurance relating to its business, and its assets and properties, as are presently held in its name (or replacements therefor) and timely renew all such policies (or arrange for replacements therefor) with financially responsible insurance companies in such amounts and against such risks and losses as are consistent with past practice;
     (l) make any change in any method of accounting or accounting principle, method, estimate or practice, except as required by GAAP;
     (m) make, change or revoke any tax election or settle or compromise any material tax liability;
     (n) enter into any contract or commitment limiting or restraining such Target Company from engaging or competing in any lines of business or with any Person;
     (o) enter into or authorize any contract, agreement, understanding or arrangement with GBE or any Affiliate thereof (other than a Target Company), or otherwise enter into or effect any transaction with GBE or any Affiliate thereof (other than Target Company) other than pursuant to the terms of any contract, agreement, understanding or arrangement that is in effect on the date hereof and that is disclosed on the applicable Schedule hereto;
     (p) take or omit to take any action which would be reasonably anticipated, individually or in the aggregate, to have a Material Adverse Effect; or
     (q) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (p) above.

ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Proxy Statement; Special Meeting.
     (a) As soon as is reasonably practicable after the execution hereof, GERA shall prepare and file with the Securities and Exchange Commission (the “SEC”) proxy materials for the purpose of soliciting proxies from holders of common stock, par value $0.01 per share, of GERA (“GERA Common Stock”), to vote at a special meeting of the stockholders of GERA (the “Special Meeting”) in favor of, among other things, the approval of the Acquisition pursuant to the terms of this Agreement in accordance with the GERA Stockholder Approval. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting proxies from holders of GERA Common Stock for the matters to be acted upon at the Special Meeting as set forth herein (the “Proxy Statement”). The Company and GBE shall, and GBE and the Company shall cause each other Target Company to, furnish to GERA all information concerning the Target Companies and the Properties (to the extent such information with respect to the Properties is in GBE’s or the applicable Target Company’s possession) as GERA may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. GERA, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable efforts to cause the Proxy Statement to be approved for distribution by the SEC as promptly as practicable.
     (b) As soon as practicable following the approval for distribution of the Proxy Statement by the SEC, GERA shall distribute the Proxy Statement to the holders of GERA Common Stock and, pursuant thereto, shall call the Special Meeting for a date no later than 30 days after the mailing of the Proxy Statement to the holders of GERA Common Stock in accordance with the Delaware General Corporation Law (the “DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the approval of the Acquisition pursuant to the terms of this Agreement and the other matters presented for approval or adoption at the Special Meeting.
     (c) GERA shall comply in all material respects with all applicable provisions of and rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all applicable provisions of the DGCL and any applicable stock exchange rules in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, GERA shall ensure that the Proxy Statement (or any amendment or supplement thereto) does not, as of the date on which it is first distributed to the holders of GERA Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that GERA shall not be responsible for the accuracy or completeness of any information relating to GBE or any Target Company or any other information furnished by GBE or any Target Company for inclusion in the Proxy

Statement). GBE and the Company jointly and severally represent and warrant that the information relating to GBE and the Target Companies supplied by GBE or any Target Company for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to the holders of GERA Common Stock or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.
     (d) Without limiting the right of the board of directors of GERA to take a contrary position if required pursuant to its fiduciary duties under Delaware law, GERA, acting through its board of directors, and based on the recommendation of the special committee of its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of GERA Common Stock vote in favor of the Acquisition pursuant to the terms of this Agreement, and shall otherwise use reasonable best efforts to obtain the GERA Stockholder Approval.
     5.2 Other Actions.
     (a) At least five (5) days prior to Closing, GERA shall prepare a draft Form 8-K disclosing the closing of the transactions contemplated by this Agreement and the actions contemplated hereunder, together with such other information that may be required to be disclosed with respect to the Acquisition, which shall be in a form reasonably acceptable to the Company.
     (b) GBE, the Company and GERA shall, and GBE and the Company shall cause the other Target Companies to, further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Acquisition and the other transactions contemplated hereby as soon as practicable, including but not limited to preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and GERA) and/or any Governmental Entity and shall execute and deliver any additional instruments reasonably necessary to consummate the Acquisition or any of the other transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and GERA shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to, this Agreement or the transactions contemplated hereby that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and GERA shall act reasonably and as promptly as practicable.
     (c) At least one day prior to Closing, GBE shall deliver to GERA a written notice stating the aggregate Acquisition Consideration to be delivered to GBE at Closing pursuant to Section 1.2 of this Agreement, together with such supporting documentation as GERA may reasonably request.
     5.3 Required Information. In connection with the preparation of the Proxy Statement or any other filing required to be made with the SEC, GBE, the Company and GERA each shall, and GBE and the Company shall cause the other Target Companies to, upon request, furnish the other with all information concerning themselves and such other matters as may be reasonably necessary or advisable in connection with the Acquisition, or any other statement, filing, notice or application made by or on behalf of GBE, the Company, GERA or any Target Company to any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     5.4 Access to Information. GBE and the Company shall, and shall cause the other Target Companies to, afford GERA and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the books and records of the Target Companies during the period prior to the Closing to obtain all information concerning the Properties or the business or operations of the Target Companies, including the status of all Leases and any potential leases with respect to any Property. No information or knowledge obtained by GERA or its financial advisors, accountants, counsel or other representatives in any investigation pursuant to this Section 5.4 or otherwise will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition or the right of GERA to seek indemnification or any other claim hereunder. Without limiting any of the other terms and conditions set forth in this Agreement, GBE and the Company shall send to GERA copies of any Leases or letters of intent or other similar agreements relating to Leases relating to the Properties entered into after the date hereof, promptly following execution thereof.
     5.5 Public Disclosure. From the date of this Agreement until Closing or the termination of this Agreement in accordance with its terms, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions contemplated hereby, and, except with respect to the Proxy Statement and any amendments or supplements thereto in respect of which the terms set forth in Section 5.1 hereof shall apply, no party shall (and GBE and the Company shall cause the Target Companies not to) issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior consent of GERA (in the case of GBE, the

Company or any Target Company) or the Company and GBE (in the case of GERA), except as required by any legal requirement or by the rules and regulations of, or pursuant to, any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the other with respect to any press release or public announcement. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. The parties hereto agree that as promptly as practicable after the execution of this Agreement, GERA will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement with respect to which the Company may review and comment upon prior to filing and that any language included in such Current Report that reflects the Company’s comments, as well as any text as to which the Company has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the Company and may thereafter be used by GERA in other filings made by it with the SEC and in other documents distributed by GERA in connection with the transactions contemplated by this Agreement without further review or consent of the Company.
     5.6 Further Assurances; Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, and (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Without limiting the foregoing, in the event that GERA elects (at its own discretion and expense) to obtain an owner’s policy of title insurance or a survey with respect to any of the Properties (or updates thereof of the Target Companies’ existing policies and/or surveys), GBE and the Company shall, and shall cause the other Target Companies to, reasonably cooperate with GERA to obtain such policies and/or surveys (or updates thereof), including, with respect to any title policy (or update thereof) by providing affidavits and other similar instruments as are reasonably required by the title company issuing the policy (or update thereof) for the deletion of any standard or printed exceptions in the title policy that are customarily deleted by virtue of a seller delivering such instruments in commercial real estate transactions in the state in which the Property, which the subject of such policy, (or update) is located.

     5.7 Further Disclosure of Certain Matters. Subsequent to the execution hereof, and prior to the Closing, each of GERA, the Company and GBE, will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Target Companies or the Properties or (e) would require any amendment or supplement to the Proxy Statement.
     5.8 Acquisition Fee. GBE and GERA have agreed that pursuant to the Master Agreement for Services, at and subject to the occurrence of the Closing, GERA shall pay GBE an acquisition fee equal to one percent of the Property Acquisition Price for each of the Properties. Accordingly, at Closing, in addition to the Acquisition Consideration, GERA shall pay GBE an acquisition fee of $1,222,000 with respect to the Properties. For purposes of this Agreement, “Property Acquisition Price” shall mean $21,450,000 for the IL Property, $20,000,000 for the TX Property and $80,750,000 for the CT Property.
     5.9 No Claim Against Trust Fund. GBE and the Company acknowledge and agree that, if the transactions contemplated by this Agreement are not consummated, GERA may be obligated, under certain circumstances, to return to its stockholders the amounts being held in the Trust Fund. GBE and the Company hereby waive all rights against GERA to collect from the Trust Fund any moneys that may be owed to them by GERA for any reason whatsoever, including but not limited to a breach of this Agreement by GERA or any negotiations, agreements or understandings with GERA, and will not seek recourse against the Trust Fund for any reason whatsoever. The foregoing waiver shall not apply if both (a) GERA willfully fails or refuses to consummate the transactions contemplated by this Agreement or GBE and the Company terminate this Agreement pursuant to Section 8.1(d), and (b) GERA consummates another business combination with another Person.
ARTICLE VI
CONDITIONS TO THE TRANSACTION
     6.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:
     (a) GERA Stockholder Approval. The GERA Stockholder Approval with respect to the Acquisition shall have been duly obtained by the requisite stockholder vote under the laws of the State of Delaware and the certificate of incorporation of GERA.
     (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting or restraining the consummation of the Acquisition on substantially the terms contemplated by the Agreement.
     6.2 Additional Conditions to Obligations of GBE and the Company. The obligations of GBE and the Company to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company and GBE:
     (a) Acquisition Consideration and Acquisition Fee. GBE shall have received by wire transfer the Acquisition Consideration and the Acquisition Fee.
     (b) Representations and Warranties. Each representation and warranty of GERA contained in this Agreement that is (i) qualified as to materiality shall have been true and correct in all respects (A) as of the date of this Agreement and (B) on and as of the Closing, with the same force and effect as if made on and as of the Closing, and (ii) not qualified as to materiality shall have been true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing, with the same force and effect as if made on and as of the Closing. The Company shall have received a certificate with respect to the foregoing signed on behalf of GERA by an authorized officer of GERA (“GERA Closing Certificate”).
     (c) Agreements and Covenants. GERA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and the GERA Closing Certificate shall include a provision to such effect.
     (d) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.
     (f) Other Deliveries. At or prior to Closing, GERA shall have delivered to GBE (i) copies of resolutions and actions taken by GERA’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.
     6.3 Additional Conditions to the Obligations of GERA. The obligations of GERA to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by GERA:

     (a) Representations and Warranties. Each representation and warranty of GBE and the Company contained in this Agreement that is (i) qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects (A) as of the date of this Agreement and (B) on and as of the Closing, with the same force and effect as if made on and as of the Closing, and (ii) not qualified as to materiality or Material Adverse Effect shall have been true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing, with the same force and effect as if made on and as of the Closing; provided, however, that notwithstanding anything contained in this clause (ii) to the contrary, the representations and warranties of GBE and the Company set forth in Section 2.2 hereof shall have been true and correct in all respects as of the date of this Agreement and on and as of the Closing, with the same force and effect as if made on and as of the Closing. GERA shall have received a certificate with respect to the foregoing signed on behalf of GBE and the Company by an authorized officer of GBE and the Company (“Company Closing Certificate”).
     (b) Agreements and Covenants. The Company and GBE shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing, and the Company Closing Certificate shall include a provision to such effect.
     (c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of GERA to own, operate or control any of the Target Companies or the Properties following the Acquisition and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.
     (d) Intentionally Omitted.
     (e) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.
     (f) Other Deliveries. At or prior to Closing, GBE and the Company shall have delivered to GERA: (i) copies of resolutions and actions taken by GBE’s board of directors in connection with the adoption and approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by GERA and its counsel in order to consummate the transactions contemplated hereunder.
ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification of GERA.
     (a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), GERA and its representatives,

Affiliates, successors and permitted assigns (the “GERA Indemnitees”) shall be indemnified, defended and held harmless by GBE, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any GERA Indemnitee by reason of, arising out of or resulting from:
     (i) the inaccuracy or breach of any representation or warranty of GBE or the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by GBE or the Company to GERA pursuant to this Agreement; and
     (ii) the non-fulfillment or breach of any covenant or agreement of GBE or the Company contained in this Agreement.
     (b) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses), including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties and whether or not ultimately determined to be valid, and shall not include any special, punitive or consequential damages unless a GERA Indemnitee is required to pay a third party any such damages, in which such damages shall constitute Losses hereunder. Solely for the purpose of determining the amount of any Losses for which GERA Indemnitees may be entitled to indemnification pursuant to this Article VII and for purposes of determining whether any representation or warranty of GBE or the Company contained herein is inaccurate or has been breached, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.
     7.2 Indemnification of Third Party Claims. The indemnification obligations of GBE under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against any GERA Indemnitee by a third party (a “Third Party Claim”) shall be subject to the following terms and conditions:
     (a) Notice of Claim. GERA will give GBE prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”), which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) to the extent known, the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith) and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance.
     (b) Defense. Subject to the terms of this Article VII, including the terms set forth in Section 7.2(f) hereof, GBE shall have the right, at its option (subject to the limitations set forth in Section 7.2(c) below) and at its own expense, by written notice to GERA, to assume the entire control of, subject to the right of GERA to participate (at its expense and with counsel of its choice, provided that if GERA reasonably determines that joint representation of GBE and any GERA Indemnitee creates an actual conflict of interest, GERA shall be entitled to retain separate counsel at the cost and expense of GBE) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to GERA to be the lead counsel in connection with such defense. If GBE is permitted and elects to assume the defense of a Third Party Claim:
     (i) GBE shall diligently and in good faith defend such Third Party Claim and shall keep GERA reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, and without limiting the terms of Section 7.2(f) hereof, GERA shall have the right to approve the settlement, which approval will not be unreasonably withheld or delayed; and
     (ii) GERA shall cooperate fully in all respects with GBE in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and GERA shall make available to GBE all pertinent information and documents under its control.
     (c) Limitations of Right to Assume Defense. GBE shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against GERA or any subsidiary thereof; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect GERA other than as a result of money damages or other money payments.
     (d) Other Limitations. Failure to give a prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any indemnification claim made by any GERA Indemnitee against GBE and shall not affect GBE’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have materially and adversely affected the ability of GBE to defend against or reduce its liability or caused or increased materially such liability or otherwise caused the damages for which GBE is obligated to be greater in any material respect than such damages would have been had the applicable GERA Indemnitee given GBE prompt notice hereunder. So long as GBE is defending any such action actively and in good faith, GERA shall not settle such action without the prior written consent of GBE. GERA shall make available to GBE all relevant records and other relevant materials required by them in the possession or under the control of GERA, for the use of GBE and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.
     (e) Failure to Defend. If GBE promptly (and, in any event within thirty days) after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, GERA will (upon further written notice to GBE) have the right, at the expense of

GBE, to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that GBE shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.
     (f) GERA’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, GBE shall not, without the written consent of GERA, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the GERA Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any GERA Indemnitee.
     7.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, GERA shall use commercially reasonable efforts, at the expense of GBE, to obtain the maximum recovery under such insurance; provided that the GERA Indemnitees shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by GERA for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein that are determined to be due and owing to GERA Indemnitees from GBE, it being understood and agreed that GBE shall be required to make indemnification payments to GERA Indemnitees notwithstanding any pending (or potential) insurance claim. If GERA has received an indemnification payment required by this Agreement from GBE in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of GBE and shall pay to GBE, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from GBE pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.
     7.4 Limitations on Indemnification.
     (a) Survival, Time Limitation; Maximum Liability. The representations and warranties of GBE and the Company contained in this Agreement or in any writing delivered by GBE or the Company to GERA in connection with this Agreement (including the certificate required to be delivered by GBE and the Company pursuant to Section 6.3(a)) shall survive for a period of nine (9) months after the Closing; provided, however, that the representations and warranties of GBE and the Company set forth in (i) Sections 2.2 and 2.3 hereof shall survive the Closing indefinitely and (ii) Section 2.16 shall survive the Closing for a period of five (5) years after the Closing (the representation and warranties set forth in Sections 2.2 and 2.16 are collectively referred to herein as the “Excluded Warranties”); provided, further however, that there shall be no limitation on the time within which notice of a claim based on fraud or a material intentional or material willful misrepresentation or material willful omission may be made hereunder. The covenants and agreements of GBE and the Company contained in this Agreement or in any writing delivered by GBE or the Company to GERA in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(b)) shall survive the Closing indefinitely. The Indemnity Period in respect of any representation, warranty, covenant or agreement shall be the period applicable to such representation, warranty, covenant or agreement as set forth in this Section 7.4(a). In no event shall GBE be liable to provide indemnification hereunder in respect of indemnification claims made pursuant to Section 7.1(a)(i) hereof for any amount in excess of 20% of the Acquisition Consideration; provided, however, that the foregoing limitation on liability shall not apply in the case of (i) fraud or a material intentional or material willful misrepresentation or material willful omission or (ii) the Excluded Warranties and, in the case of fraud, a material intentional or material willful misrepresentation or material willful omission or the inaccuracy or breach of the Excluded Warranties, the indemnification obligations of GBE hereunder shall not exceed the total Acquisition Consideration.
     (b) Any claim made by a party in writing hereunder prior to the expiration of the Indemnity Period shall be preserved despite the subsequent expiration of the Indemnity Period and any claim set forth in a Notice of Claim sent prior to the expiration of the Indemnity Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought or permitted after the end of the Indemnity Period.
     (c) Deductible. No Losses shall be payable by GBE to a GERA Indemnitee in respect of an indemnification claim made pursuant to Section 7.1(a)(i) hereof unless and until the aggregate amount of all indemnifiable Losses otherwise payable in respect of all indemnification claims made pursuant to said Section 7.1(a)(i) exceeds three and one-half percent of the Acquisition Consideration (the “Deductible”), in which event the amount payable shall only be the amount in excess of the Deductible; provided, however, that any Losses incurred by any GERA Indemnitee arising out of (i) fraud or a material intentional or material willful misrepresentation or material willful omission or (ii) the inaccuracy or breach of any Excluded Warranty shall not be subject to the Deducible and, in such circumstances, the GERA Indemnitees shall be entitled to receive any and all Losses incurred by them from the first dollar of such Losses.
     7.5 Exclusive Remedy. GERA, on behalf of itself and all GERA Indemnitees, hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit the GERA Indemnitees’ right to bring any claim, demand or suit against GBE based upon GBE’s actual fraud or a material intentional or material willful misrepresentation or material willful omission, it being understood that a mere breach of a representation and warranty, without material intentional or material willful misrepresentation or material willful omission, does not constitute fraud.
     7.6 Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Acquisition Consideration, unless otherwise required by applicable law.
ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of GERA, the Company and GBE at any time;
     (b) by either GERA or GBE if the Acquisition shall not have been consummated by December 31, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
     (c) by either GERA or GBE if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;
     (d) by GBE or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of GERA set forth in this Agreement, or if any representation or warranty of GERA shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by GERA is curable by GERA prior to the Closing, then neither the Company nor GBE may terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company or GBE to GERA of such breach, provided GERA continues to exercise commercially reasonable efforts to cure such breach (it being understood that neither the Company nor GBE may terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of this Agreement or if such breach by GERA is cured during such thirty (30)-day period);
     (e) by GERA, upon a breach of any representation, warranty, covenant or agreement on the part of GBE or the Company set forth in this Agreement, or if any representation or warranty of GBE or the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by GBE or the Company prior to the Closing, then GERA may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from GERA to GBE or the Company of such breach, provided GBE or the Company, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that GERA may not terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of this Agreement or if such breach by GBE or the Company is cured during such thirty (30)-day period);
     (f) by either GERA, GBE or the Company, if, at the Special Meeting (including any adjournments thereof) GERA has failed to obtain the GERA Stockholder Approval; or
     (g) by GBE on or after September 30, 2007 if it is required to terminate this Agreement pursuant to the terms of Section 5.01(s) of the DB Credit Facility as in effect on the date hereof; provided, however, that GBE shall only be permitted to terminate this Agreement pursuant to this Section 8.1(g) if GBE has used its reasonable best efforts to cause the provisions of such Section 5.01(s) to be waived, modified or extended so as to permit the transactions contemplated by this Agreement to be consummated subsequent to September 30, 2007.
     8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Acquisition shall be abandoned, except for and subject to the following: (i) Sections 5.5, 8.2, 8.3 and Article IX shall survive the termination of this Agreement; and (ii) no such termination shall relieve any party hereto for any breach of this Agreement by such party arising prior to the date of such termination.
     8.3 Fees and Expenses. Except as otherwise set forth in this Agreement, including in Article VII hereof, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Acquisition is consummated.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
     if to GERA, to:
Grubb & Ellis Realty Advisors, Inc.
c/o C. Michael Kojaian
Chairman of the Board

39400 Woodward Avenue
Suite 250
Bloomfield Hills, MI 48304
Facsimile: 248-644-7620
with a copy simultaneously by like means to:
Zukerman Gore & Brandeis, LLP
875 Third Avenue, 28th Floor
New York, New York, 10022
Attention: Clifford A. Brandeis, Esq.
Facsimile: 212-223-6433
and
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York, 10019
Attention: Steven A. Seidman, Esq.
Facsimile: 212-728-9763
if to the Company or GBE to:
500 West Monroe Street, Suite 2800
Chicago, Illinois 60661
Attention: Mark E. Rose
                 Chief Executive Officer
Facsimile: 312-698-5944
with a copy simultaneously by like means to:
500 West Monroe Street, Suite 2800
Chicago, Illinois 60661
Attention: Robert Z. Slaughter, Esq.
                 General Counsel
Facsimile: (312) 423-5423
Any notice or other communication so addressed shall be deemed to be given: if delivered personally or by telecopy, on the date of such delivery, provided receipt is confirmed in the case of a telecopy; or if mailed by commercial delivery service, on the first business day following the date of such mailing.
     9.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any provision shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement:
     (a) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;
     (b) the term “DB Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of April 14, 2006, by and among GBE, as borrower, the guarantors named therein, Deutsche Bank Trust Company Americas, as administrative agent and as syndication agent, the financial institutions identified therein as lenders, and Deutsche Bank Securities Inc., as sole book running manager and sole lead arranger, as amended by each of that certain First Letter Amendment dated as of June 16, 2006, and that certain Second Letter Amendment dated as of February 16, 2007;
     (c) the term “GAAP” means United States generally accepted accounting principles;
     (d) the term “GERA Stockholder Approval” means (i) the holders of a majority of the shares of GERA Common Stock that were issued in the IPO (the “Public Stockholders”) affirmatively approving the Acquisition in accordance with the terms of this Agreement, and (ii) less than twenty percent (20%) of the Public Stockholders voting against the Acquisition and exercising their right to convert their GERA Common Stock for cash as described in GERA’s final prospectus with respect to the IPO dated February 27, 2006, as filed with the SEC on February 28, 2006 pursuant to Rule 424(B)(4) of the Securities Act of 1933, as amended;
     (e) the term “Governmental Entity” means any federal, national, supranational, state, provincial, departmental, local, foreign or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body;
     (f) the term “knowledge”, “best knowledge” or any similar phrase means, (i) when used with respect to GBE or the Company, the actual knowledge, after a reasonable inquiry, of each of the Persons whose names are set forth on Schedule 9.2(f-1), and (ii) when used with respect to GERA, the actual knowledge, after a reasonable inquiry, of each of the Persons whose names are set forth on Schedule 9.2(f-2), and for purposes of clauses (i) and (ii) immediately above, the reasonable inquiry standard shall be deemed satisfied so long as such Persons shall have (x) reviewed the representations and warranties with respect to which the phrase “to the knowledge of GBE and the Company” or “to the knowledge of GERA”, as applicable, pertains and (y) discussed the representations and warranties with respect to which such phrase pertains with those individuals within their respective organizations who have direct responsibility over the matter in question and, in the case of GBE and the Company, those individuals employed or, to the extent that such Persons have deemed necessary, retained by GBE that conducted the due diligence review of the Properties in connection with GBE’s indirect acquisition thereof;
     (g) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;
     (h) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest);
     (i) the term “Master Agreement for Services” means that certain brokerage service agreement dated February 27, 2006 among GERA and GBE pursuant to which GBE will act GERA’s exclusive agent with respect to commercial real estate brokerage and consulting services;
     (j) the term “Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect which, individually or when aggregated with all other changes, events, violations, inaccuracies, circumstances or effects, has had or is reasonably likely to have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Target Companies or the Properties taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes directly attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or general regional economic conditions, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse acquisition transactions with a public shell; provided, however, that the matters referred to in the foregoing clauses (ii) and (iii) shall be considered in determining whether a Material Adverse Effect has occurred if such matters affect any Target Company or any Property in a materially disproportionate manner when compared to the effect of such matters on other Persons engaged in the same industry in which the Target Companies operate;
     (k) the term “Material Leases” means any leases, licenses or other occupancy agreements affecting the Properties, which (x) have a term of more than ten (10) years, or (y) require payment of basic rent or other amounts on an annual basis, in excess of $500,000;
     (l) the term “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;
     (m) the term “Target Companies” means, collectively, the Company and the SPEs, and each such Person is sometimes referred to herein as a “Target Company;”
     (n) the term “Wachovia Loan Facility” means those two certain mortgage loan facilities, each dated June 15, 2007, provided by Wachovia Bank, N.A. in an aggregate amount of $120,500,000. The first loan facility is between CT LLC, as borrower, and Wachovia Bank, N.A., as lender, and the second loan facility is by and among TX LLC and IL LLC, as borrowers, and Wachovia Bank, N.A., as lender.
     9.3 Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
     9.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement, including in Article VII hereof).
     9.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.7 Governing Law; Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any state or Federal courts of the United States of America sitting in the State of Delaware for purposes of any suit, action or proceeding arising in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each of the parties hereto irrevocably waives any objection or defense any such party may have to venue or personal jurisdiction in any such court including any claim that the suit, action or proceeding has been brought in an inconvenient forum and any right to which it may become entitled on account of place of residence or domicile. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 9.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     9.10 Amendment; Action by GERA. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties. Notwithstanding anything contained in this Agreement to the contrary, any and all actions of GERA hereunder shall not be effective unless and until such actions are approved in writing by the special committee of the board of directors of GERA or at a meeting of the special committee of the board of directors of GERA or, if such special committee is no longer in existence, by a majority of the independent directors then on the board of directors of GERA.
     9.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
     9.12 Confidentiality. GBE agrees that all information in its possession or in the possession of its Affiliates (other than a Target Company) (GBE and such Affiliates are referred to in this Section 9.12 as the “Restricted Persons”) regarding any of the Target Companies or any of their respective assets, properties or businesses (collectively, the “Confidential Information”) shall, from and after the Closing Date, be kept in strict confidence by such Restricted Person and such Restricted Person shall not (a) disclose Confidential Information to any third party, except, if applicable, to its shareholders, directors, officers, employees, partners, members, agents and attorneys who have a bona fide need to know such Confidential Information for purposes of the transactions contemplated hereby and who are subject to nondisclosure obligations comparable in scope to those contained in this Section 9.12 or (b) use such Confidential Information for any purpose other than in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that the foregoing shall not prohibit the use and disclosure of Confidential Information by Restricted Persons pursuant to commercial agreements entered into between Restricted Persons and any Target Company and, in such circumstances, the confidentiality provisions set forth in any such commercial agreement shall control. Such Confidential Information shall be maintained to the same degree as such party maintains its own confidential information (and, in any event such Confidential Information shall be maintained to the same degree that a reasonably prudent Person would maintain such Confidential Information) and shall be maintained until such time, if any, as any such data or information either is, or becomes, a matter of public knowledge through no fault or omission on the part of any such Restricted Person. In addition, a Restricted Person shall be permitted to make such disclosures to the public or to any Governmental Entity to the extent required by a court order or if otherwise required by law, provided that such Restricted Person (i) to the extent practicable, gives GERA reasonable prior written notice of the disclosure, (ii) uses reasonable legal efforts, at the expense of GERA, to resist disclosing the Confidential Information and (iii) cooperates with GERA, at the expense of GERA, on a request to obtain a protective order or otherwise limit the disclosure of the Confidential Information. Each Restricted Person’s obligation to maintain confidentiality pursuant to this Section 9.12 shall survive the Closing under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, GERA, the Company and GBE hereby acknowledge and agree that GBE and the Company shall have the right, without having to obtain prior approval of GERA or satisfying items (i), (ii) and (iii) of this Section 9.12, to file any notice or other documents or take any other action required with respect to the transaction under the rules and regulations of the SEC and/or any securities exchange.
[Rest of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GRUBB & ELLIS COMPANY

By:	/s/ Mark E. Rose

Name:	Mark E. Rose
Title:	Chief Executive Officer

GERA PROPERTY ACQUISITION, LLC

By:	/s/ Mark E. Rose

Name:	Mark E. Rose
Title:	Chief Executive Officer

GRUBB & ELLIS REALTY ADVISORS, INC.

By:	/s/ Rich W. Pehlke

Name:	Rich W. Pehlke
Title:	Chief Financial Officer